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                                                                     EXHIBIT 4.1

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT

         This Amendment No. 1 to Amended and Restated Rights Agreement (this "Amendment") is made effective as of the 24th day of November 1998. This Amendment is an amendment to the Amended and Restated Rights Agreement, dated as of March 17, 1989, as amended effective June 13, 1992, and amended and restated as of December 12, 1997 (the "Rights Agreement"), between Seagull Energy Corporation, a Texas corporation (the "Company"), and BankBoston, N.A. (as successor to NCNB Texas National Bank) (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with Ocean Energy, Inc. ("OEI") under which OEI will merge with and into the Company on the terms set forth therein; and

         WHEREAS, in connection with the transactions contemplated by the Merger Agreement, The Prudential Insurance Company of America, Barry J. Galt and James
T. Hackett have entered into voting agreements with OEI of even date herewith under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the "Voting Agreements"); and

         WHEREAS, pursuant to and in compliance with Section 26 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement to reflect the foregoing as set forth herein;

         NOW THEREFORE, the parties hereto agree as follows:

         Section 1. Amendments. Section 1(a) of the Rights Agreement is amended by adding to the end thereof the following:

                  In addition, notwithstanding the first sentence of this definition, Ocean Energy, Inc., a Delaware corporation ("OEI"), shall not be deemed to be an "Acquiring Person" by reason of any beneficial ownership of Common Shares resulting from the rights granted to it under those certain Voting Agreements dated as of November 24, 1998 between OEI and each of The Prudential Insurance Company of America, Barry J. Galt and James T. Hackett as referred to in the Agreement and Plan of Merger dated as of November 24, 1998 between the Company and OEI.

         Section 2. Remainder of Agreement Not Affected. Except set forth in
Section 1 hereof, the terms and provisions of the Rights Agreement remain in full force and effect and are hereby ratified and confirmed.

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         Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         Section 4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


Attest:                                    SEAGULL ENERGY CORPORATION



By:  /s/ William L. Transier               By:  /s/ James T. Hackett
   ------------------------------------       ----------------------------------
     William L. Transier                        James T. Hackett
     Executive Vice President & Chief           President and Chief
     Financial Officer                          Executive Officer


Attest:                                    BANKBOSTON, N.A.



By:    /s/ Margaret Dunn                   By:    /s/ Joshua P. McGinn
   ------------------------------------       ----------------------------------
Name:  Margaret Dunn                       Name:  Joshua P. McGinn
Title: Senior Account Manager              Title: Senior Account Manager







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